CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,150,000	$133.63

Pricing supplement no. 238

To prospectus dated November 7, 2014,

prospectus supplement dated November 7, 2014,

product supplement no. 4a-I dated November 7, 2014 and

underlying supplement no. 1a-I dated November 7, 2014

Registration Statement No. 333-199966 Dated January 26, 2015 Rule 424(b)(2)

$1,150,000 Capped Contingent Buffered Equity Notes Linked to a Weighted Basket Consisting of the DAX® Index (Price Return) and the IBEX 35® Index due July 29, 2016

General

—

The notes are designed for investors who seek capped, unleveraged exposure to the appreciation of a weighted basket of two indices, up to a maximum return of 23.75% at maturity. Investors should be willing to forgo interest and dividend payments and, if the Ending Basket Level is less than the Starting Basket Level by more than 20%, be willing to lose some or all of their principal.

—	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
—	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Basket:	The notes are linked to a weighted basket consisting of the DAX® Index (Price Return) (Bloomberg ticker: DAXK) and the IBEX 35® Index (Bloomberg ticker: IBEX) (each, an “Index”, and collectively, the “Indices”).
Basket Weights:	The DAX® Weight is 70.00% and the IBEX 35® Weight is 30.00% (each, a “Basket Weight,” and collectively, the “Basket Weights”).
Payment at Maturity:

If the Ending Basket Level is greater than the Starting Basket Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return, subject to the Maximum Return. Accordingly, if the Basket Return is positive, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return), subject to the Maximum Return

If the Ending Basket Level is equal to the Starting Basket Level or if the Ending Basket Level is less than the Starting Basket Level by up to 20%, you will receive the principal amount of your notes at maturity. If the Ending Basket Level is less than the Starting Basket Level by more than 20%, you will lose 1% of the principal amount of your notes for every 1% that the Ending Basket Level is less than the Starting Basket Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return)

If the Ending Basket Level is less than the Starting Basket Level by more than 20%, you will lose more than 20% of your principal amount at maturity and may lose all of your principal amount at maturity.

Maximum Return:	23.75%. For example, if the Basket Return is equal to or greater than 23.75%, you will receive the Maximum Return of 23.75%, which entitles you to the maximum payment at maturity of $1,237.50 per $1,000 principal amount note that you hold.
Contingent Buffer Amount:	20%
Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Starting Basket Level:	Set equal to 100 on the Pricing Date
Ending Basket Level:	The Basket Closing Level on the Observation Date
Basket Closing Level:

On the Observation Date, the Basket Closing Level will be calculated as follows:

100 × [1 + (DAX® Return × DAX® Weight) + (IBEX 35® Return × IBEX35® Weight)]

Each of the returns set forth in the formula above refers to the return for the relevant Index, from the Pricing Date to the Observation Date, each of which is equal to (a) the closing level of the relevant Index on the Observation Date minus the closing level of that Index on the Pricing Date, which was 5,555.46 for the DAX® Index (Price Return) or 10,696.10 for the IBEX 35® Index, divided by (b) the closing level of that Index on the Pricing Date.

Pricing Date	January 26, 2015
Original Issue Date (Settlement Date):	On or about January 29, 2015
Observation Date†:	July 26, 2016
Maturity Date†:	July 29, 2016
CUSIP:	48127D7A0
†

Subject to postponement in the event of certain market disruption events as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$12.50	$987.50
Total	$1,150,000	$14,375	$1,135,625
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $12.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $974.30 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

January 26, 2015

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I, and “Risk Factors” in the accompanying underlying supplement no. 1a-I as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

—	Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

—	Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments — Capped Contingent Buffered Equity Notes Linked to a Weighted Basket Consisting of the DAX® Index (Price Return) and the IBEX 35® Index	PS-1

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return and payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below reflects the Maximum Return of 23.75% and the Contingent Buffer Amount of 20%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
180.00	80.00%	23.75%
165.00	65.00%	23.75%
150.00	50.00%	23.75%
140.00	40.00%	23.75%
130.00	30.00%	23.75%
125.00	25.00%	23.75%
123.75	23.75%	23.75%
120.00	20.00%	20.00%
115.00	15.00%	15.00%
110.00	10.00%	10.00%
105.00	5.00%	5.00%
102.50	2.50%	2.50%
100.00	0.00%	0.00%
95.00	-5.00%	0.00%
90.00	-10.00%	0.00%
85.00	-15.00%	0.00%
80.00	-20.00%	0.00%
79.99	-20.01%	-20.01%
70.00	-30.00%	-30.00%
60.00	-40.00%	-40.00%
50.00	-50.00%	-50.00%
40.00	-60.00%	-60.00%
30.00	-70.00%	-70.00%
20.00	-80.00%	-80.00%
10.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105.

Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return of 5% does not exceed the Maximum Return of 23.75%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80.

Although the Basket Return is negative, because the Ending Basket Level of 80 is less than the Starting Basket Level of 100 by up to the Contingent Buffer Amount of 20%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 130.

Because the Ending Basket Level of 130 is greater than the Starting Basket Level of 100 and the Basket Return of 30% exceeds the Maximum Return of 23.75%, the investor receives a payment at maturity of $1,237.50 per $1,000 principal amount note, the maximum payment on the notes.

Example 4: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 50.

Because the Ending Basket Level of 50 is less than the Starting Basket Level of 100 by more than the Contingent Buffer Amount of 20% and the Basket Return is -50%, the investor receives a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -50%) = $500

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Capped Contingent Buffered Equity Notes Linked to a Weighted Basket Consisting of the DAX® Index (Price Return) and the IBEX 35® Index	PS-2

Selected Purchase Considerations

—

CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to earn a capped, unleveraged return equal to a positive Basket Return, up to the Maximum Return of 23.75%, for a maximum payment at maturity of $1,237.50 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

—

LIMITED PROTECTION AGAINST LOSS — We will pay you your principal back at maturity if the Ending Basket Level is equal to or less than the Starting Basket Level by up to the Contingent Buffer Amount of 20%. If the Ending Basket Level is less than the Starting Basket Level by more than the Contingent Buffer Amount, for every 1% that the Ending Basket Level is less than the Starting Basket Level, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 20% of your principal amount and may lose all of your principal amount at maturity.

—	RETURN LINKED TO THE INDICES — The return on the notes is linked to an unequally weighted basket consisting of the DAX® Index (Price Return) and the IBEX 35® Index.

Because the DAX® Index (Price Return) makes up 70% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the DAX® Index (Price Return).

The DAX® Index (Price Return) is a capital-weighted index that comprises the 30 largest and most actively traded companies that are listed on the Frankfurt Stock Exchange. The DAX® Index (Price Return) is a price return index, which measures the actual price performance and is only adjusted for income from subscription rights and special distributions. For additional information about the Index, see the information set forth in Appendix A to this pricing supplement.

The IBEX 35® Index is composed of the 35 most liquid securities listed on the Spanish Stock Exchange Interconnection System of the four Spanish Stock Exchanges. These exchanges are the Barcelona Stock Exchange, the Bilbao Stock Exchange, the Madrid Stock Exchange and the Valencia Stock Exchange. For additional information about the Index, see the information set forth in Appendix B to this pricing supplement.

—

CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may apply to amounts treated as interest paid with respect to the notes, if they are recharacterized as debt instruments. You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, either or both of the Indices or any of the equity securities included in the Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I and the “Risk Factors” section of the accompanying underlying supplement no. 1a-I.

—

YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Ending Basket Level is less than the Starting Basket Level by more than the Contingent Buffer Amount of 20%, the benefit provided by the Contingent Buffer Amount will terminate and you will be exposed to a loss. Under these circumstances, for every 1% that the Ending Basket Level is less than the Starting Basket Level, you will lose an amount equal to

JPMorgan Structured Investments — Capped Contingent Buffered Equity Notes Linked to a Weighted Basket Consisting of the DAX® Index (Price Return) and the IBEX 35® Index	PS-3

1% of the principal amount of your notes. Accordingly, you will lose more than 20% of your principal amount and may lose all of your principal amount at maturity.

—

YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Maximum Return of 23.75%, regardless of the appreciation in the Basket, which may be significant.

—

CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

—

POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors— Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

—

THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE — If the Ending Basket Level is less than the Starting Basket Level by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any depreciation of the Basket.

—

JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

—

JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

JPMorgan Structured Investments — Capped Contingent Buffered Equity Notes Linked to a Weighted Basket Consisting of the DAX® Index (Price Return) and the IBEX 35® Index	PS-4

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

—

SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices, including:

—	any actual or potential change in our creditworthiness or credit spreads;

—	customary bid-ask spreads for similarly sized trades;

—	secondary market credit spreads for structured debt issuances;

—	the actual and expected volatility in the levels of the Indices;

—	the time to maturity of the notes;

—	the dividend rates on the equity securities included in the Indices;

—	the actual and expected positive or negative correlation between the Indices, or the expected absence of any such correlation;

—	interest and yield rates in the market generally;

—	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the European Union euro; and

—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

—

NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments or voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities included in the Indices would have.

—

NON-U.S. SECURITIES RISK — The equity securities included in the Indices have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

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NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the European Union euro, although any currency fluctuations could affect the performance of the Indices. Therefore, if the European Union euro appreciates or depreciates relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in any payment on the notes.

—

CORRELATION (OR LACK OF CORRELATION) OF THE INDICES — The notes are linked to an unequally weighted Basket composed of Indices. Because the DAX® Index (Price Return) makes up 70% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the DAX® Index (Price Return).

Changes in the levels of the Indices may not correlate with each other. At a time when the level of one of the Indices increases, the level of the other Index may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, an increase in the level of one of the Indices may be moderated, or more than offset, by a lesser increase or decline in the level of the other Index. In addition, high correlation of movements in the levels of the Indices during periods of negative returns between the Indices could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments — Capped Contingent Buffered Equity Notes Linked to a Weighted Basket Consisting of the DAX® Index (Price Return) and the IBEX 35® Index	PS-5

Historical Information

The following graphs show the historical weekly performance of the Basket as a whole, as well as each Index, from January 8, 2010 through January 23, 2015. The graph of the historical Basket performance assumes the Basket Closing Level on January 8, 2010 was 100 and the Basket Weights were as specified on the cover of this pricing supplement on that date. The closing level of the DAX® Index (Price Return) on January 26, 2015 was 5,555.46. The closing level of the IBEX 35® Index on January 26, 2015 was 10,696.10.

We obtained the various closing levels below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical closing levels of each Index and the historical levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of either Index on the Observation Date. We cannot give you assurance that the performance of the Basket will result in the return of any of your principal amount.

JPMorgan Structured Investments — Capped Contingent Buffered Equity Notes Linked to a Weighted Basket Consisting of the DAX® Index (Price Return) and the IBEX 35® Index	PS-6

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the Indices” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.

JPMorgan Structured Investments — Capped Contingent Buffered Equity Notes Linked to a Weighted Basket Consisting of the DAX® Index (Price Return) and the IBEX 35® Index	PS-7

Appendix A

The DAX® Index (Price Return)

We have derived all information contained in this pricing supplement regarding the DAX® Index (Price Return)(the “DAX Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Deutsche Börse AG (“Deutsche Börse”). The Dax Index is calculated, maintained and published by Deutsche Börse. Deutsche Börse has no obligation to continue to publish, and may discontinue publication of, the Dax Index.

The Dax Index is reported by Bloomberg L.P. under the ticker symbol “DAXK.”

The Dax Index comprises the 30 largest and most actively traded companies listed on the Frankfurt Stock Exchange. These companies are selected from the continuously traded companies in the Prime Standard Segment that meet certain selection criteria. To be listed in the Prime Standard, a company must meet minimum statutory requirements, which include the regular publication of financial reports, and must satisfy additional transparency requirements. The reference date of the Dax Index is December 30, 1987.

The Dax Index is capital-weighted, meaning the weight of any individual issue is proportionate to its respective share in the overall capitalization of all index component issuers. The weight of any single company is capped at 10% of the Dax Index capitalization, measured quarterly. Weighting is based exclusively on the free float portion of the issued share capital of any class of shares involved. Both the number of shares included in the issued share capital and the free float factor are updated on one day each quarter (the “chaining date”). The Dax Index is a price index, which measures the actual price performance and is only adjusted for income from subscription rights and special distributions.

Methodology of the Dax Index

The Working Committee for Equity Indices and the Management Board of Deutsche Börse

The Working Committee for Equity Indices (the “Committee”) advises Deutsche Börse on all issues related to the Dax Index, recommending measures that are necessary in order to ensure the relevance of the Dax Index range and the correctness and transparency of the Dax Index calculation process. In accordance with the various rules, the Committee pronounces recommendations in respect of the composition of the Dax Index. However, any decisions on the composition of and possible modifications to the Dax Index are exclusively taken by the Management Board of Deutsche Börse (the “Board”). These decisions are published in a press release and on Deutsche Börse’s publicly available website at www.deutsche-boerse.com in the evening after the Committee has concluded its meeting. Information contained in Deutsche Börse’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. We have not participated in the preparation of, or independently verified, any information contained on Deutsche Börse’s website.

The Committee’s meetings usually take place on the third trading day in each of March, June, September and December. The date for the respective next meeting is announced via a press release on Deutsche Börse’s website on the evening of the current meeting.

The so-called “equity index ranking” is published monthly by Deutsche Börse, containing all relevant data in respect of the key criteria order book turnover and market capitalization. This publication also serves the Committee as a basis for decision-making at its quarterly meetings. It is produced at the beginning of each month and published via the Internet.

Free Float

For the determination of the free float portion used to weight a company’s class of shares in the Dax Index and for the ranking lists, the following definition applies:

1. All shareholdings of an owner which, on an accumulated basis, account for at least 5% of a company’s share capital attributed to a class of shares are considered to be non-free float. Shareholdings of an owner also include shareholdings:

—	held by the family of the owner as defined by section §15a of the German Securities Trading Act (“WpHG”);

—	for which a pooling has been arranged in which the owner has an interest;

—	managed or kept in safe custody by a third party for account of the owner; and

—	held by a company which the owner controls as defined by section 22(3) of the WpHG.

2. The definition of “non-free float”—irrespective of the size of a shareholding—covers any shareholding of an owner that is subject to a statutory or contractual qualifying period of at least six months with regard to its disposal by the owner. This applies only during the qualifying period. Shareholdings as defined by No. 1 above are counted as shareholdings for the calculation according to No. 1. Shares held by the issuing company (treasury shares) are always considered as block holdings and are not part of the free float of the share class.

JPMorgan Structured Investments — Capped Contingent Buffered Equity Notes Linked to a Weighted Basket Consisting of the DAX® Index (Price Return) and the IBEX 35® Index	PS-8

3. As long as the size of such a shareholding does not exceed 25% of a company’s share capital, the definition of free float includes all shareholdings held by:

—	asset managers and trust companies;

—	investment funds and pension funds; and

—	capital investment companies or foreign investment companies in their respective special fund assets with the purpose of pursuing short-term investment strategies. Such shares, for which the acquirer has at the time of purchase clearly and publicly stated that strategic goals are being pursued and that the intention is to actively influence the company policies and ongoing business of the company, are not considered as such a short-term investment. In addition, shares having been acquired through a public purchase offer are not considered as short-term investment. This does not apply to shareholdings managed or held in safe custody according to No. 1, or to venture capital companies, or other assets serving similar purposes. The shareholdings as defined by No. 1 above are not counted as shareholdings for the calculation according to No. 1.

4. In the case of an ongoing takeover, shares that are under the control of the overtaking companies via derivatives will also be considered for the determination of the stock’s free float. The derivatives need to be subject to registration according to legislation in WpHG and the German Securities Acquisition and Takeover Act (“WpUG”).

The various criteria in Nos. 1 to 4 are also fully applied to classes of shares that are subject to restrictions of ownership.

Index Composition

Selection Criteria

To be included or to remain in the Dax Index, companies have to satisfy certain prerequisites. All classes of the company’s shares must:

—	be listed in the Prime Standard Segment on the Frankfurt Stock Exchange;

—	be traded continuously on Deutsche Börse’s electronic trading system Xetra®; and

—	show a free float portion of at least 10%.

If, for any company, more than one class of shares fulfils the above criteria, only the respective larger or more liquid class can be included in the Dax Index. Moreover, companies must either:

—	have their headquarters (or operating headquarters) in Germany; or

—	have a major share of the stock exchange turnover at the Frankfurt Stock Exchange and their juristic headquarters in the European Union (“EU”) or in a European Free Trade Association (“EFTA”) state.

Operating headquarters is defined as the location of management or company administration, in part or in full. If a company has its operating headquarters in Germany, but not its registered office, this must be publicly identified by the company. The major trading turnover requirement is met if at least 33% of aggregate turnover inside the EU or in a EFTA state over the past twelve months took place on the Frankfurt Stock Exchange, including Xetra®. The total aggregate turnover per company includes the trading turnover generated for all listings of this company on regulated exchanges or multilateral trading facilities inside the EU or in a EFTA State.

To preserve the character of the Dax Index, the Board reserves the right to exclude certain companies from the Dax Index in coordination with the Committee. One possible reason for such an exclusion could be that the applicable company is a foreign holding company with headquarters in Germany, but a clear focus on business activities abroad.

For companies already part of the Dax Index, the above paragraph does not apply.

Companies that satisfied the prerequisites listed above are selected for inclusion in the Dax Index according exclusively to the following two key criteria:

—	order book turnover on Xetra® and in Frankfurt floor trading (within the preceding twelve months); and

—

free float market capitalization (determined using the average of the volume-weighted average price (“VWAP”) of the last 20 trading days prior to the last day of the month) on the last trading day of each month.

Taking these criteria into account, the Committee submits proposals to the Board to leave the current composition of the Dax Index unchanged or to effect changes. The final decision as to whether or not to replace an index component issue is taken by the Board. These decisions will be directly reflected in the respective rankings.

Adjustments to Index Composition

Ordinary adjustments to the Dax Index are made once each year in September, based on the following criteria:

—

Regular Exit (40/40 rule): an index component issue is removed from the Dax Index if its ranking in either exchange turnover or market capitalization is worse than 40, provided that there is an advancing issue ranking 35 or better in both criteria.

JPMorgan Structured Investments — Capped Contingent Buffered Equity Notes Linked to a Weighted Basket Consisting of the DAX® Index (Price Return) and the IBEX 35® Index	PS-9

—

Regular Entry (30/30 rule): a company can be included in the Dax Index if it ranks 30 or better in both exchange turnover and market capitalization, provided there is an index component with a ranking worse than 35 in at least one criterion.

Furthermore, under the “fast-entry” and “fast-exit” rules, which are applied in March, June, September and December:

—

Fast Exit (45/45 rule): an index component issue is removed from the Dax Index if its ranking in either exchange turnover or market capitalization is worse than 45, provided that an advancing issue ranks 35 or better in both criteria (35/35). If no such issue exists, the successor is determined by applying the criteria (35/40) and (35/45) successively. If no suitable issue can be found, no substitution will be carried out.

—

Fast Entry (25/25 rule): a company can be included in the Dax Index if it ranks 25 or better in both exchange turnover and market capitalization. In return, the Dax Index component issue with a ranking worse than 35 in one criterion and the lowest market capitalization is removed. Where no such issue exists, the respective component issue with the lowest market capitalization is removed from the Dax Index instead.

In cases where there are several companies meeting the criteria for any of the above rules, the best and worst candidates according to market capitalization are included or removed from the Dax Index, respectively. In exceptional cases, including takeovers announced at short notice or significant changes in a company’s free float, the Board may—in agreement with the Committee—deviate from these rules.

Based on the rankings and further criteria involved, the Committee recommends in these cases if—and if so, against which issuer—such company is to be admitted to the Dax Index.

Finally, extraordinary adjustments to the Dax Index composition have to be performed, regardless of the “fast-exit” or “fast-entry” rules, upon occurrence of specific events, such as insolvency. In addition, a company can be removed immediately if its index weight based on the actual market capitalization exceeds 10% and its annualized 30-day volatility exceeds 250%. The relevant figures are published by Deutsche Börse on a daily basis. The Board, in consultation with the Committee, may decide on the removal and may replace the company two full trading days after the announcement.

Adjustments are also necessary in two scenarios in the mergers and acquisitions context:

—

if an absorbing or emerging company meets basis criteria for inclusion in the Dax Index, as soon as the free float of the absorbed company falls below 10%, the company is removed from the Dax Index under the ordinary or extraordinary adjustments described above. The absorbed company is replaced by the absorbing or emerging company on the same date ; and

—

if an absorbing company is already included in the Dax Index or does not meet the basis criteria for inclusion in the Dax Index, as soon as the free float of the absorbed company falls below 10%, the company is removed from the Dax Index under the ordinary or extraordinary adjustments described above. On the same date, the absorbed company is replaced by a new company determined by the Fast Exit Rule.

The weight of the company represented in the Dax Index is adjusted to the new number of shares on the quarterly date after the merger has taken place.

Index Calculation

The Dax Index is weighted by market capitalization; however, only freely available and tradable shares (“free float”) are taken into account. The Dax Index is a price index, which measures the actual price performance and is only adjusted for income from subscription rights and special distributions.

The Dax Index Formula

The Dax Index is conceived according to the Laspeyres formula set out below:

whereby:

cit	=	Adjustment factor of company i at time t

ffiT	=	Free float factor of share class i at time T

n	=	Number of shares in the Dax Index

pi0	=	Closing price of share i on the trading day before the first inclusion in the Dax Index

piT	=	Price of share i at time t

JPMorgan Structured Investments — Capped Contingent Buffered Equity Notes Linked to a Weighted Basket Consisting of the DAX® Index (Price Return) and the IBEX 35® Index	PS-10

qi0	=	Number of shares of company i on the trading day before the first inclusion in the Dax Index

qiT	=	Number of shares of company i at time T

t	=	Calculation time of the Dax Index

KT	=	The Dax Index chaining factor valid as of chaining date T

T	=	Date of the last chaining

The formula set out below is equivalent in analytic terms, but designed to achieve relative weighting:

The Dax Index calculation can be reproduced in simplified terms by using the expression Fi:

—	Multiply the current price by the respective Fi weighting factor;

—	Take the sum of these products; and

—	Divide this by the base value (A) which remains constant until a modification in the Dax Index composition occurs.

The Fi factors provide information on the number of shares required from each company to track the underlying Index portfolio.

Calculation Frequency

Index calculation is performed on every exchange trading day in Frankfurt, using prices traded on Deutsche Börse’s electronic trading system Xetra®, whereby the last determined prices are used. The Dax Index is calculated once a day, at the close of trading. The Dax Index is distributed as soon as current prices are available for all 30 index components included in the Dax Index (but no later than 9:03 a.m.). As long as opening prices for individual shares are not available, the particular closing prices of the previous day are taken instead for calculating the Dax Index.

In the event of a suspension during trading hours, the last price determined before such a suspension is used for all subsequent computations. If such suspension occurs before the start of trading, the closing price of the previous day is taken instead. The “official” closing index level is calculated using the respective closing prices (or last prices) established on Xetra®.

Adjustments and Corrections

The Dax Index is only adjusted for income from subscription rights and special distributions.

The working committee of Deutsche Börse reserves the right to correct any incorrect index values with immediate effect after becoming aware of such incorrect index values. A historical correction is usually applied as of the start of the calculation of the current business day. Deutsche Börse will inform the general public of any such corrections immediately.

Licensing Agreement with Deutsche Börse

The Dax Index is a registered trademark of Deutsche Börse. The notes are neither sponsored nor promoted, distributed or in any other manner supported by Deutsche Börse (the “Licensor”). Neither the publication of the Dax Index by the Licensor nor the granting of a license regarding the Dax Index as well as the DAX® trademark for the utilization in connection with the Securities or other notes or financial products that are derived from the Dax Index, represents a recommendation by the Licensor for a capital investment or contains in any manner a warranty or opinion by the Licensor with respect to the attractiveness on an investment in the notes.

JPMS has entered into an agreement with the Licensor that would provide JPMS and certain of its affiliates a non-exclusive license and, for a fee, with a right to use the Dax Index in connection with the notes.

JPMorgan Structured Investments — Capped Contingent Buffered Equity Notes Linked to a Weighted Basket Consisting of the DAX® Index (Price Return) and the IBEX 35® Index	PS-11

Appendix B

The IBEX 35® Index

We have derived all information contained in this pricing supplement regarding the IBEX 35® Index (the “IBEX Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Sociedad de Bolsas, S.A. (“Sociedad de Bolsas”). The IBEX Index was developed by Sociedad de Bolsas and is maintained, published and calculated by Sociedad de Bolsas. Sociedad de Bolsas has no obligation to continue to publish, and may discontinue the publication of, the IBEX Index.

The Dax Index is reported by Bloomberg L.P. under the ticker symbol “IBEX.”

The IBEX Index is composed of the 35 most liquid securities listed on the Spanish Stock Exchange Interconnection System of the four Spanish Stock Exchanges. These exchanges are the Barcelona Stock Exchange, the Bilbao Stock Exchange, the Madrid Stock Exchange and the Valencia Stock Exchange. The IBEX Index had a base value of 3,000 at the close of trading on December 29, 1989.

Composition of the IBEX Index

The IBEX Index is composed of the 35 securities listed on the Stock Exchange Interconnection System of the four Spanish Stock Exchanges that were most liquid during the applicable control period. The control period for the securities included in the IBEX Index will be, for ordinary and follow-up reviews, the six-month interval prior to the date of the review. With respect to extraordinary reviews, the control period will be that decided by the Technical Advisory Committee at that time.

The Technical Advisory Committee will take into account the following liquidity factors:

—

the trading volume in European Union euros in the order-driven market (the Spanish Stock Exchange Interconnection System market segment of the Joint Stock Exchange System known as the Main Trading Market);

—

the quality of that trading volume, considering (a) trading volume during the control period that is the result of transactions involving a change in the stable shareholding structure of the company, was traded by the same market member in a small number of transactions, or traded during a time period regarded by the Dax Indexes Management Secretariat within the Sociedad de Bolsas (the “Manager”) as not representative or suffers such a decline as to cause the Manager to consider that the stock’s liquidity has been seriously affected; (b) the characteristics and amount of the transactions made in the market; (c) the statistics for the trading volume and characteristics of the trading; and (d) the quality of bid-ask spreads, turnover and other liquidity measures applied at the discretion of the Technical Advisory Committee; and

—	suspension of quotation or trading during a time period considered significant by the Technical Advisory Committee.

The Technical Advisory Committee will also take into account whether the security is sufficiently stable, bearing in mind the use of the IBEX Index as the underlying index for derivatives trading, as well as an efficient replication of the same.

In addition, for a stock to be included in the IBEX Index, its average capitalization in the IBEX Index must be greater than 0.30% of the average index capitalization during the control period. For this reason, the average capitalization of the stock computable in the IBEX Index will be understood to be the arithmetic mean, adjusted by the corresponding free float factor according to the free float band, resulting from multiplying the number of shares of the securities admitted for listing in each one of the trading sessions of the control period by the closing price of the security in each one of these sessions.

Without prejudice to what is stated above, the Technical Advisory Committee may decide to remove a constituent stock from the IBEX Index when its average capitalization computable in the IBEX Index is lower than 0.30% of the average index capitalization during two consecutive control periods for ordinary reviews.

When a security is first listed on the Spanish Stock Exchange Interconnection System and the Technical Advisory Committee determines that it should be included in the IBEX Index, it may decide to include that security in the IBEX Index without having to wait for the necessary requirements to be met during the control period, with the attendant exclusion of another security for reasons of liquidity. Under these circumstances, a minimum requirement of a certain number of completed trading days will be established, which will be at least one-third of those included in the control period, except if the stock has an index computable capitalization among the top twenty in the IBEX Index.

The Technical Advisory Committee will in all instances make the IBEX Index inclusion or exclusion decisions it deems appropriate with respect to any security, with consideration for special circumstances not described above.

Calculation of the IBEX Index

The formula used in the calculation of the IBEX Index value is:

JPMorgan Structured Investments — Capped Contingent Buffered Equity Notes Linked to a Weighted Basket Consisting of the DAX® Index (Price Return) and the IBEX 35® Index	PS-12

where:

t	=	time when the IBEX Index is calculated;

i	=	company included in the IBEX Index;

Si	=	number of computable shares of company i for calculating the value of the IBEX Index;

Pi	=	price of the shares of company i included in the IBEX Index at time (t);

Capi	=	capitalization of company i included in the IBEX Index, which is calculated as Si times Pi;

	=	aggregate capitalization of all companies included in the IBEX Index; and

J	=	amount used to adjust the value of the IBEX Index due to capital increases, etc. (the “(J) adjustment”).

The (J) adjustment represents the capitalization adjustment required to assure IBEX Index continuity and is introduced in connection with certain corporate events defined under “— Adjustments for transactions affecting the securities in the IBEX Index” below, as well as in ordinary, follow up and extraordinary rebalancings of the IBEX Index. The function of the (J) adjustment is to assure that the IBEX Index value is not altered by such corporate events. The value of the (J) adjustment reflects the capitalization difference of the IBEX Index before and after the adjustment.

Price

As a general reference, the price will be that at which the last transaction was completed on the Spanish Stock Exchange Interconnection System. Nonetheless:

—	the closing price of the securities will be the price established in the regulations for trading on the Spanish Stock Exchange Interconnection System; and

—

where a security is suspended from trading for whatever reason (e.g., a takeover bid), the valid price to be used for the calculation of the IBEX Index will be the price at which the last transaction was made prior to the suspension of the security in question. Following the close of the market, the closing price will be calculated in accordance with the preceding bullet.

In addition, the Manager may, in exceptional circumstances, propose to the Technical Advisory Committee a solution different from those indicated above, bearing in mind the relevant circumstances of each case.

Number of shares

In general, the number of each company’s shares used for calculation of the IBEX Index value will depend on its free float. This number will vary whenever corporate events take place involving the securities in the IBEX Index, assuming compliance with “— Adjustments for transactions affecting the securities in the IBEX Index” below. These adjustments to the IBEX Index will be made on the basis of the number of shares the Manager objectively deems appropriate at the time. This number will be made public and included in the IBEX Index announcements.

The free float will be deemed complementary to block ownership capital. For purposes of calculating block ownership capital, and pursuant to the data which appear in the Registry of the Comisión Nacional del Mercado de Valores (the “CNMV”), the following will be taken into account:

—	direct shareholdings greater than or equal to 3% of the share capital; and

—	direct shareholdings held by members of the board of directors regardless of the size of the shareholding.

The Technical Advisory Committee will take these data into account even when the owner appearing in the Registry is a nominee, unless the latter informs the CNMV in the appropriate manner that these shareholdings, taken individually, amount to less than 3% of capital.

The Technical Advisory Committee will also take into account:

—

the relevant facts that have been officially notified to the CNMV before the end of the control period of every ordinary review, follow-up review or extraordinary review, as the case may be, and that affect the calculation of the free float on dates close to the application of the decisions of the Technical Advisory Committee; and

—

any other circumstance in the composition of the shareholding registered at the CNMV that has any influence over the efficient replication of the IBEX Index, taking into account, as the case might be, the indirect shareholdings declared.

The number of each company’s shares used for calculation of the IBEX Index will be adjusted by a free float factor as shown in the following table:

JPMorgan Structured Investments — Capped Contingent Buffered Equity Notes Linked to a Weighted Basket Consisting of the DAX® Index (Price Return) and the IBEX 35® Index	PS-13

Free Float Factor to be applied according to the Free Float Band
Free Float Band	Free Float Factor
Less than or equal to 10%	10%
Greater than 10% but less than or equal to 20%	20%
Greater than 20% but less than or equal to 30%	40%
Greater than 30% but less than or equal to 40%	60%
Greater than 40% but less than or equal to 50%	80%
Greater than 50%	100%

Changes to each company’s free float will be updated as follows:

—	at the ordinary reviews of the Technical Advisory Committee; and

—

at the follow-up meetings, only if the new free float corresponding to the stock has changed in at least two tranches above or below the current factor at the time of the review, according to the table above.

Without prejudice to the foregoing, and as a result of exceptional circumstances, in order to achieve an efficient replication of the IBEX Index, the Technical Advisory Committee may, at any time, change the free float factor of a stock, with prior notification.

Additionally, in order to achieve an efficient replication of the IBEX Index, the Technical Advisory Committee may use a number less than the number of the issued shares to calculate the value of the IBEX Index, bearing in mind criteria such as a significant dispersion of trading on more than one market, liquidity or any other criterion it deems appropriate, which will be published sufficiently in advance.

There is a maximum weighting of 20% allowed for each component at the IBEX Index reviews. In the case that any constituent’s weight rises significantly between reviews and exceeds the 20% limit, the Manager may propose that the Technical Advisory Committee perform an adjustment to the IBEX Index to reestablish a maximum weight of 20%. These adjustments to the individual weights shall be effective the same day on which the ordinary reviews are effective.

Adjustments for transactions affecting the securities in the IBEX Index

The aim of the adjustments to the IBEX Index is to ensure, to the extent possible and in a simple manner, that the IBEX Index reflects the performance of a portfolio composed of the shares that make up the IBEX Index.

The adjustments to the IBEX Index, carried out by the Manager, are:

—	calculated on their corresponding date depending on their nature,

—	introduced once the market is closed and at the closing price of each security,

—	effective as of the start of trading the next trading day,

so as to ensure that the value of the IBEX Index is not altered in any way.

Should a transaction take place with one or more securities in the IBEX Index that requires an adjustment not contemplated within the technical regulations for the composition and calculation of the IBEX Index, or should the adjustment described below not be consistent with the purpose of the IBEX Index, the Manager may propose to the Technical Advisory Committee that a new adjustment be made or any other action that is consistent with the purpose of the IBEX Index.

Ordinary dividends and other types of shareholder remuneration similar to ordinary dividend payments

Ordinary dividends and other types of shareholder remuneration similar to ordinary dividend payments will not be adjusted in the IBEX Index. These are deemed to be (a) the beginning of a periodic and recurring payment, (b) the change of a periodic and recurring dividend payment for another item of the same nature and (c) the periodic and recurring charging of shareholder remuneration against equity accounts.

Capital increases

The IBEX Index will be adjusted whenever one of the companies included in the IBEX Index carries out a capital increase with preferential subscription rights. These adjustments will be effective from the day on which the shares begin to trade ex-subscription right on the Spanish Stock Exchange Interconnection System. On that date, and for purposes of the IBEX Index calculation, the number of shares in that company will be increased on the assumption that the increase is going to be totally subscribed and, simultaneously, the (J) adjustment described in “— Calculation of the IBEX Index” above will be introduced.

Increases in company capital where, as a result of the kind of transaction involved, the general shareholders’ meeting decides to eliminate preferential subscription rights will be included in the IBEX Index at the time they are admitted to the Spanish Stock Exchange Interconnection System, and the (J) adjustment will be made for the amount of the capital increase.

JPMorgan Structured Investments — Capped Contingent Buffered Equity Notes Linked to a Weighted Basket Consisting of the DAX® Index (Price Return) and the IBEX 35® Index	PS-14

If, as a result of capital increases made without preferential subscription rights, the new shares admitted account for less than 1% of the total number of company shares used to calculate the value of the IBEX Index, the adjustment will be made every six months at the same time as the ordinary review of the IBEX Index composition.

Additionally, every six months, and at the same time as the ordinary review of the IBEX Index composition, an adjustment will be made for the differences between the number of shares included in the IBEX Index of companies which carried out capital increases during the control period and the number of shares actually subscribed in those capital increases.

Reductions of capital and other equity accounts

The IBEX Index will be adjusted whenever any company included in the IBEX Index reduces its capital by cancelling shares. These adjustments will be effective on the day the shares are excluded from the Spanish Stock Exchange Interconnection System. On that date, for purposes of IBEX Index calculation, the number of shares of the company will be reduced and, simultaneously, the (J) adjustment will be introduced for the amount of the reduction.

The IBEX Index will be adjusted whenever any company included in the IBEX Index reduces its share premium reserve or other equivalent equity accounts, with a distribution of the amount of the reduction to the shareholders, and that transaction is not equivalent to the payment of an ordinary dividend. These adjustments will be effective on the day the amount distributed to the shareholders is reflected in the Spanish Stock Exchange Interconnection System. On that date, for purposes of IBEX Index calculation, the amount will be discounted and, simultaneously, the (J) adjustment will be introduced for the amount of the reduction.

Issue of convertible or exchangeable financial instruments

The IBEX Index is not adjusted as a consequence of the issue of financial instruments that are convertible or exchangeable on the issue date. Nonetheless, every six months, coinciding with the ordinary review of the IBEX Index, those shares converted or exchanged by the holders of those instruments during the previous six months will be included.

If, as a result of an issue of convertible or exchangeable instruments or of a conversion into shares of an issue of convertible or exchangeable instruments, a substantial alteration in the listed price or number of issued shares should occur, the Manager may propose the corresponding adjustment in the price or number of shares to the Technical Advisory Committee before the following ordinary review of the IBEX Index takes place.

Variation in the par value

The IBEX Index will be adjusted whenever a company included in the IBEX Index reduces the par value of its shares and distributes the resulting amount to the shareholders, and that transaction is not equivalent to the payment of an ordinary dividend. These adjustments will be effective on the day the amount distributed to the shareholders is reflected in the Spanish Stock Exchange Interconnection System. On that date, for purposes of the IBEX Index calculation, the amount of the reduction will be discounted and, simultaneously, the (J) adjustment will be introduced for the amount of the reduction.

The IBEX Index will be adjusted whenever a company included in the IBEX Index carries out a share split or a regrouping of shares by altering the par value of its shares. These adjustments will be effective on the day the transaction is reflected in the Spanish Stock Exchange Interconnection System, applying, where appropriate, the relevant (J) adjustment.

Mergers and acquisitions

In the event of mergers and acquisitions in which the acquiring company is included in the IBEX Index and the acquired company is not, the IBEX Index will be adjusted considering the transaction, where applicable, as a capital increase according to “— Capital increases” above.

Where the acquiring company is not included in the IBEX Index and the acquired company is, unless otherwise decided by the Technical Advisory Committee, the IBEX Index will be adjusted on the date of the acquisition by modifying the aggregate capitalization of all companies included in the IBEX Index described under “— Composition of the IBEX Index” above to exclude the capitalization of the acquired company and include the capitalization of the next most liquid security in the opinion of the Technical Advisory Committee.

Where both companies, the acquiring and the acquired, are included in the IBEX Index, the IBEX Index will be adjusted on the date of the acquisition as described under “—Composition of the IBEX Index” above to exclude the capitalization of the acquired company and include the next most liquid security in the opinion of the Technical Advisory Committee.

In those cases where the acquiring company trades significantly on more than one market, including the Spanish Stock Exchange Interconnection System, the capitalization of the merged company for purposes of its weighting in the IBEX Index will be calculated initially by the relative value of the public offer over the total capitalization of the resulting company and, after a period of control, the Technical Advisory Committee may establish another criterion that guarantees sufficient efficiency in the replication of the IBEX Index.

Without prejudice to the foregoing, if as a result of a merger or acquisition involving companies of which one is part of the IBEX Index, the resulting company is quoted on the Spanish Stock Exchange Interconnection System and meets all requirements necessary for inclusion in the IBEX Index, the Manager may propose the company’s inclusion in the IBEX Index to the Technical Advisory Committee.

Segregation of equity or spin-off of companies with shareholder remuneration

JPMorgan Structured Investments — Capped Contingent Buffered Equity Notes Linked to a Weighted Basket Consisting of the DAX® Index (Price Return) and the IBEX 35® Index	PS-15

The IBEX Index will be adjusted whenever a company included in the IBEX Index carries out a segregation of equity or spins off a company with shareholder remuneration. These adjustments will be effective from the day on which the operation is reflected in the Spanish Stock Exchange Interconnection System. On that date, for purposes of calculating the IBEX Index, the amount of this operation will be discounted and, simultaneously, the (J) adjustment will be introduced for the amount of the reduction.

If, as a result of a segregation of equity or company spin-off, it is not possible to establish the impact on the share price in order to make the corresponding (J) adjustment, the IBEX Index will be adjusted on the date of the operation. This adjustment will consist of the temporary exclusion of that company from the IBEX Index. Once the first day of trading after a segregation of equity or company spin-off has concluded, the Technical Advisory Committee may, as appropriate, once again include the company at its closing price.

Without prejudice to the foregoing, if as a result of an equity segregation or company spin-off, the company no longer meets the necessary requirements for inclusion in the IBEX Index, the Manager may propose the company’s exclusion to the Technical Advisory Committee.

Extraordinary dividends and other types of shareholder remuneration not equivalent to ordinary dividend payments.

Extraordinary dividends and other types of shareholder remuneration not equivalent to ordinary dividend payments will be adjusted by the amount of the dividend or remuneration considered exceptional and non-periodic. These adjustments will be effective from the day on which the transaction is reflected in the Spanish Stock Exchange Interconnection System. On that date, for purposes of calculating the IBEX Index, the amount of this transaction will be discounted and, simultaneously, the (J) adjustment will be entered for the amount of the reduction.

Technical Advisory Committee

The Technical Advisory Committee in charge of the IBEX Index is composed of a minimum of five and maximum of nine members. Where the Technical Advisory Committee is made up of an even number of members, the chairman will have the casting vote. The Technical Advisory Committee functions are:

—	to supervise the calculation of the IBEX Index and help ensure that it is carried out by the Manager in accordance with the technical regulations for the composition and calculation of the IBEX Index;

—	to ensure the proper operation of the IBEX Index for use as an underlying index for trading in financial derivatives;

—	to study and approve the rebalancing of the IBEX Index when it deems appropriate and at least every three months; and

—	to report any modification of the technical regulations for the composition and calculation of the IBEX Index.

The meetings of the Technical Advisory Committee are defined as ordinary, follow-up and extraordinary meetings, and they will be called by the chairman, at his or her own initiative or when so requested by at least one third of its members. The ordinary meetings must be held twice a year, in the first and second calendar half-year periods in order to rebalance the IBEX Index for the following period. The follow-up meetings must be held twice a year, in the quarterly periods not coinciding with the calendar half-year periods. At follow-up meetings, IBEX Index components will be modified only if any of the stocks showed a significant change in its liquidity such that rebalancing the IBEX Index for the following period is advisable. All other meetings will be held on an extraordinary basis.

Technical Advisory Committee decisions made at ordinary and follow-up meetings are published no later than 48 hours after the meeting and come into effect the first day of the following period. Decisions taken at an extraordinary meeting are published and come into effect in accordance with the specific decisions taken at the meeting. Until the decisions of the Technical Advisory Committee are published, the preliminary documents and deliberations are considered strictly reserved and confidential.

Responsibility for appointing the members of the Technical Advisory Committee, the chairman, and the secretary and for establishing its internal rules rests with the board of directors of Sociedad de Bolsas.

Disclaimer

Sociedad de Bolsas, owner of the IBEX Index and registered holder of the corresponding trademarks associated with it, does not sponsor, promote, or in any way evaluate the advisability of investing in the notes, and the authorization expected to be granted to J.P. Morgan Securities LLC for the use of IBEX 35® trademark (the “Authorization”) does not imply any approval in relation to the information offered by J.P. Morgan Securities LLC or with the usefulness or interest in the investment in the notes.

Sociedad de Bolsas does not warrant in any case nor for any reason whatsoever:

(a)	the continuity of the composition of the IBEX Index exactly as it is as of the date of this pricing supplement or at any other time in the past;

(b)	the continuity of the method for calculating the IBEX Index exactly as it is calculated as of the date of this pricing supplement or at any other time in the past;

(c)	the continuity of the calculation, formula and publication of the IBEX Index;

JPMorgan Structured Investments — Capped Contingent Buffered Equity Notes Linked to a Weighted Basket Consisting of the DAX® Index (Price Return) and the IBEX 35® Index	PS-16

(d)	the precision, integrity or freedom from errors or mistakes in the composition and calculation of the IBEX Index; and

(e)	the suitability of the IBEX Index for the anticipated purposes for the notes.

The parties to the Authorization acknowledge the rules for establishing the prices of the securities included in the IBEX Index and of the IBEX Index in accordance with the free movement of sales and purchase orders within a neutral and transparent market and that the parties to the Authorization undertake to respect those rules and to refrain from any action not in accordance with those rules.

JPMorgan Structured Investments — Capped Contingent Buffered Equity Notes Linked to a Weighted Basket Consisting of the DAX® Index (Price Return) and the IBEX 35® Index	PS-17